================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. ___)



[x]   Filed by the Registrant

[_]   Filed by a Party other than the Registrant


Check the appropriate box:

[_]   Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

[x]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          LEUCADIA NATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

[x]   No fee required.



[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

      4) Proposed maximum aggregate value of transaction: $

      5) Total fee paid: $

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid: $

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

================================================================================

NYFS04...:\30\76830\0146\1980\PXY1088P.260

                          LEUCADIA NATIONAL CORPORATION

                              315 Park Avenue South
                            New York, New York 10010

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 19, 1998

                              --------------------

                                                          April 24, 1998

To Our Common Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Leucadia National Corporation (the "Company") to be held on May 19, 1998, at 10:00 a.m., at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York:

      1. To elect six directors.

      2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors to audit the Consolidated Financial Statements of the Company and its subsidiaries for the year ended December 31, 1998.

      3. To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

      Only holders of record of the Company's common shares, par value $1.00 per share, at the close of business on April 9, 1998 will be entitled to notice of and to vote at the Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Meeting if you are unable to attend and vote in person.


                                    By Order of the Board of Directors.

                                          LAURA E. ULBRANDT
                                              Secretary




NYFS04...:\30\76830\0146\1980\PXY1088P.33E

                          LEUCADIA NATIONAL CORPORATION

                              315 Park Avenue South
                            New York, New York 10010

                              --------------------

                                PROXY STATEMENT

                              --------------------

                         Annual Meeting of Shareholders

                              --------------------
                                                            April 24, 1998

      This Proxy Statement is being furnished to the Shareholders (the "Shareholders") of Leucadia National Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 19, 1998 and at any adjournments thereof.

      At the Meeting, Shareholders will be asked:

      1. To elect six directors.

      2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors to audit the Consolidated Financial Statements of the Company and its subsidiaries for the year ended December 31, 1998.

      3. To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

      The Board of Directors has fixed the close of business on April 9, 1998 as the record date (the "Record Date") for the determination of the holders of the Company's common shares, par value $1.00 per share (the "Common Shares"), entitled to notice of and to vote at the Meeting. Each such Shareholder will be entitled to one vote for each Common Share held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing. At the close of business on April 9, 1998, there were 63,938,187 Common Shares entitled to vote.

      This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Shares on or about April 24, 1998.

                                   THE MEETING

DATE, TIME AND PLACE

      The Meeting will be held on May 19, 1998, at 10:00 a.m., local time, at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York.

MATTERS TO BE CONSIDERED

      At the Meeting, Shareholders will be asked to consider and vote to elect six directors and to ratify the selection of independent auditors. See "ELECTION OF DIRECTORS" and "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS." The Board of Directors knows of no matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

      Shareholders as of the Record Date (i.e., the close of business on April 9, 1998) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 63,938,187 Common Shares outstanding and entitled to vote, with each share entitled to one vote.

REQUIRED VOTES

      Election of Directors. Under New York law, the affirmative vote of the holders of a plurality of the Common Shares voted at the Meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the Shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

      Other Matters. The ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors is being submitted to Shareholders because the Board of Directors believes that such action follows sound corporate practice and is in the best interests of the Shareholders. If the Shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the Common Shares voted at the Meeting, the selection of independent auditors will be reconsidered by the Board. If the Shareholders ratify the selection, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such a change would be in the best interests of the Company and its Shareholders. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of auditors, but do have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

      Ian M. Cumming, Chairman of the Board of Directors, beneficially owns 9,884,002 or approximately 15.5% of the Common Shares outstanding at the Record Date, Joseph S. Steinberg, a Director and President, beneficially owns 9,093,735 or approximately 14.2% of the Common Shares outstanding at the Record Date and two trusts for the benefit of Mr. Steinberg's minor children (the "Steinberg Children Trusts") beneficially own 1,127,400 or approximately 1.8% of the Common Shares outstanding at the Record Date. Mr. Steinberg disclaims beneficial ownership of the Common Shares held by the Steinberg Children Trusts. The Cumming Foundation and the Joseph S. and Diane H. Steinberg 1992 Charitable Trust, private charitable foundations independently established by Messrs. Cumming and Steinberg, respectively, beneficially own 92,509 or approximately .1% and 10,058 (less than .1%) of the Common Shares outstanding at the Record Date, respectively. Mr. Cumming and Mr. Steinberg each disclaims beneficial ownership of the Common Shares held by their respective private charitable foundations. Messrs. Cumming and Steinberg have advised the Company that they intend to cause all Common Shares that they beneficially own and all Common Shares beneficially owned by their charitable foundations to be voted in favor of each nominee named herein and in favor of ratification of the selection of independent auditors. In addition to Messrs. Cumming and Steinberg, all other directors and officers of the Company beneficially own approximately .4% of the Common Shares outstanding at the Record Date (excluding Common Shares which such directors and officers have the right to acquire upon exercise of currently exercisable options).

VOTING AND REVOCATION OF PROXIES

      Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Shares represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for director named herein and FOR ratification of the selection of independent auditors.

      Any proxy signed and returned by a Shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

PROXY SOLICITATION

      The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Shares held of record by them, and such custodians will be reimbursed for their reasonable expenses.

INDEPENDENT AUDITORS

      The Company has been advised that representatives of Coopers & Lybrand L.L.P., the Company's independent auditors for 1997, will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             ELECTION OF DIRECTORS

      At the Meeting, six directors are to be elected to serve until the next Meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the six nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The following information is as of April 9, 1998.


                              Age, period served as director, other business
Name and present position,    experience during the last five years and
if any, with the Company      family relationships, if any
------------------------      ----------------------------------------------

Ian M. Cumming,
   Chairman of the Board....  Mr. Cumming, 57, has served as a director and
                              Chairman of the Board of the Company since June 1978. In addition, he is a director of Allcity Insurance Company ("Allcity") and MK Gold Company ("MK Gold"). Allcity, a consolidated subsidiary of the Company, is a property and casualty insurer. MK Gold, approximately 46% of the common stock of which is beneficially owned by the Company, is an international gold mining company. Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier.

Paul M. Dougan..............  Mr. Dougan, 60, has served as a director of the
                              Company since May 1985. He has been a director and President and Chief Executive Officer of Equity Oil Company ("Equity Oil"), a company engaged in oil and gas exploration and production, since January 1994. Prior thereto, he served as corporate secretary and manager of corporate development of Equity Oil since May 1968.

Lawrence D. Glaubinger......  Mr. Glaubinger, 72, has served as a director of the Company since May 1979. He has been Chairman of the Board of Stern & Stern Industries, Inc., a New York corporation, primarily engaged in the manufacture and sale of industrial textiles, since November 1977. He has also been President of Lawrence Economic Consulting Inc., a management consulting firm, since January 1977. Mr. Glaubinger is a director of Marisa Christina Inc., an importer of women's clothing.

James E. Jordan.............  Mr. Jordan, 54, has served as a director of the
                              Company since February 1981. Mr. Jordan is a private investor. From October 1986 to June 1997, he was President of The William Penn Corporation ("William Penn"), a holding company for an investment advisor to the William Penn family of mutual funds. During such period, approximately 19.7% of the common stock of William Penn was beneficially owned by the Company. Mr. Jordan is a director of MCIT Plc, a British investment trust company.

Jesse Clyde Nichols, III....  Mr. Nichols, 58, has served as a director of the
                              Company since June 1978. He has been President, since May 1974, of Nichols Industries, Inc., a holding company engaged, through subsidiaries, in manu- facturing.

Joseph S. Steinberg,
  President.................  Mr. Steinberg, 54, has served as a director of the
                              Company since December 1978 and as President of the Company since January 1979. He is also a director of Allcity, MK Gold and Jordan Industries, Inc., a public company, approximately 10% of the common stock of which is beneficially owned by the Company, which owns and manages manufacturing companies.

   The Board of Directors recommends a vote FOR the above-named nominees.

                             INFORMATION CONCERNING
                   THE BOARD OF DIRECTORS AND BOARD COMMITTEES

MEETINGS AND COMMITTEES

      During 1997, the Board of Directors held seven meetings and took action on numerous other occasions.

      The Board of Directors has a standing Audit Committee, Executive Committee, Employee Benefits Committee, Option Committee and Nominating Committee.

      The functions of the Audit Committee are to recommend to the Board independent auditors for the Company, to analyze the reports and recommendations of such auditors and to review internal audit procedures and controls. The Audit Committee met once during 1997 and consists of Messrs. Dougan (Chairman), Nichols and Glaubinger.

      The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the business of the Company at such times as the full Board of Directors is unavailable. The Executive Committee, which took action on six occasions during 1997, consists of Messrs. Cumming (Chairman), Steinberg, Jordan and Glaubinger.

      The functions of the Employee Benefits Committee are to review compensation of the Chairman of the Board and President, and employee benefit and incentive plans and to present recommendations thereon to the Board. Until April 2, 1997, the Employee Benefits Committee also functioned as the Option Committee under the Company's 1992 Stock Option Plan. The Employee Benefits Committee met once and took action on two other occasions during 1997, and consists of Messrs. Nichols (Chairman), Dougan and Jordan. Effective April 2, 1997, the Board of Directors formed the Option Committee to administer the terms of the Company's 1992 Stock Option Plan. The Option Committee took action on three occasions during 1997 and consists of Messrs.
Jordan (Chairman), Glaubinger and Nichols.

      The function of the Nominating Committee is to consider and present to the Board of Directors its nominations for officers and directors of the Company. The Nominating Committee took action on one occasion during 1997 and consists of Messrs. Jordan (Chairman), Dougan and Nichols.

      A Shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of such Shareholder's intent to make such nomination has been given to the Company, with respect to an election to be held at an annual meeting of Shareholders, not less than 60 days prior to the first anniversary of the Company's proxy statement in connection with the last Annual Meeting, and, with respect to an election to be held at a special meeting of Shareholders, not later than the tenth day following the date on which notice of such meeting is first given to Shareholders. Such notice shall set forth the name and address of the Shareholder and his or her nominees, a representation that the Shareholder is entitled to vote at such meeting and intends to nominate such person, a description of all arrangements or understandings between the Shareholder and each such nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of such Shareholder's nominees, and the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company. The Company did not receive any nominations from Shareholders for election as directors at the Meeting.

      All directors attended at least 75% of the meetings of the Board and committees of the Board on which they served.

CERTAIN LITIGATION

      On May 11, 1994, a shareholder of the Company filed a purported derivative action entitled Pinnacle Consultants, Ltd. v. Leucadia National Corporation, et al. (C.A. No. 94 Civ. 3496) against the Company's current Board of Directors and two former directors, John W. Jordan II and Melvin Hirsch. The action, which was filed in the United States District Court for the Southern District of New York, alleged certain Racketeer Influence and Corrupt Organizations Act, securities law, conversion and fraud claims. On December 10, 1996, the Second Circuit Court of Appeals affirmed the order of the District Court dismissing plaintiff's complaint.

      On May 13, 1997, Pinnacle filed a purported derivative complaint in New York State Supreme Court. The action, entitled Pinnacle Consultants, Ltd. v. Leucadia National Corp., et al. (No. 602470/97), is substantially similar to the federal court complaint that was dismissed in 1996. Pinnacle has alleged claims for fraud, waste, breach of fiduciary duty and conversion against the same current and former Leucadia directors who were named as defendants in the federal court action. Defendants' motion to dismiss the complaint remains sub judice.

                  PRESENT BENEFICIAL OWNERSHIP OF COMMON SHARES

      Set forth below is certain information as of April 9, 1998 with respect to the beneficial ownership of Common Shares by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Shares (the Company's only class of voting securities), (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation," (iv) the Steinberg Children Trusts and private charitable foundations established by Mr. Cumming and Mr. Steinberg and (v) all executive officers and directors of the Company as a group.

                                              Number of Shares
Name and Address                                and Nature of        Percent
of Beneficial Owner                         Beneficial Ownership     of Class
-------------------                         --------------------     --------

Paul J. Borden...........................          7,800  (a)           *
Ian M. Cumming...........................      9,884,002  (b)(c)     15.5%
Paul M. Dougan...........................            850  (d)           *
Lawrence D. Glaubinger...................         77,000  (e)          .1%
James E. Jordan..........................         26,500  (f)           *
Thomas E. Mara...........................         36,130  (g)          .1%
Jesse Clyde Nichols, III.................         62,837  (f)          .1%
Joseph A. Orlando........................         16,356  (h)           *
Joseph S. Steinberg......................      9,093,735  (c)(i)     14.2%
The Steinberg Children Trusts............      1,127,400  (j)         1.8%
Cumming Foundation ......................         92,509  (k)          .1%
The Joseph S. and Diane H. Steinberg
  1992 Charitable Trust..................         10,058  (l)           *
All directors and executive officers
  as a group (11 persons)................     19,305,910  (m)        30.2%

-------------------

*  Less than .1%.

(a) Includes 500 Common Shares that may be acquired upon the exercise of currently exercisable stock options.

(b) Includes 266,712 (.4%) Common Shares beneficially owned by Mr. Cumming's wife (directly and through trusts for the benefit of Mr. Cumming's children of which Mr. Cumming's wife is trustee (the "Trusts")) as to which Mr. Cumming may be deemed to be the beneficial owner.

(c) Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the Company.

(d) Includes (i) 750 Common Shares that may be acquired upon the exercise of currently exercisable stock options and (ii) 100 (less than .1%) Common Shares owned by Mr. Dougan's wife as to which Mr.
     Dougan disclaims beneficial ownership.

(e) Consists of 750 Common Shares that may be acquired upon the exercise of currently exercisable stock options.

(f) Includes 5,500 Common Shares that may be acquired upon the exercise of currently exercisable stock options.

(g) Includes 26,000 Common Shares that may be acquired upon the exercise of currently exercisable stock options.

(h) Includes 14,000 Common Shares that may be acquired upon the exercise of currently exercisable stock options.

(i) Includes 46,400 (less than .1%) Common Shares beneficially owned by Mr. Steinberg's wife and minor daughter as to which Mr. Steinberg may be deemed to be the beneficial owner.

(j) Mr. Steinberg disclaims beneficial ownership of the Common Shares held by the Steinberg Children Trusts.

(k) Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the Common Shares held by the foundation.

(l) Mr. Steinberg and his wife are the trustees of the foundation. Mr. Steinberg disclaims beneficial ownership of the Common Shares held by the foundation.

(m) Includes (i) 12,500 Common Shares that may be acquired by directors pursuant to the exercise of currently exercisable stock options and (ii) 48,700 Common Shares that may be acquired by certain officers pursuant to the exercise of currently exercisable stock options.

      As of April 9, 1998, Cede & Co. held of record 40,490,200 Common Shares (approximately 63.3% of the total number of Common Shares outstanding). Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

      The following table sets forth information in respect of the compensation of the Chairman of the Board, the President, and each of the other three most highly compensated current executive officers of the Company in 1997, for services in all capacities to the Company and its subsidiaries in 1997, 1996 and 1995.

                                                                                             Long-Term
                                                     Annual Compensation                   Compensation
                                    ----------------------------------------------------  ---------------  ----------------
Name and Principal                                                         Other Annual       Options          All Other
Position(s)              Year          Salary           Bonus (1)          Compensation    (# of shares)     Compensation
-----------              ----          ------           ---------          ------------    -------------     ------------
Ian M. Cumming,          1997        $ 532,816       $  248,282(2)        $   308,246(5)         --           $ 61,366(6)
Chairman of the Board    1996          517,356           15,759(3)            257,830(5)         --             91,885
                         1995          504,808        1,115,300(4)            174,759(5)         --            115,092

Joseph S. Steinberg,     1997        $ 532,816       $  304,739(2)        $   349,198(5)         --           $ 56,608(6)
President                1996          517,356           15,759(3)            298,220(5)         --             98,452
                         1995          505,960        1,115,300(4)            254,443(5)         --            118,728

Thomas E. Mara,          1997        $ 255,000       $  907,650           $    53,910(5)         --           $ 35,363(6)
Executive Vice           1996          250,000          757,500               --               25,000           30,920
President and Treasurer  1995          210,000          856,300               --                 --             19,250

Joseph A. Orlando,       1997        $ 165,000       $  704,950               --                 --           $  7,000(6)
Vice President and       1996          160,000          154,800               --               20,000            6,750
Chief Financial          1995          135,000          154,050               --                 --              6,750
Officer

Paul J. Borden,          1997        $ 130,000       $  453,900               --                 --           $  4,000(7)
Vice President           1996          125,000          303,750               --                7,500            3,750
                         1995          106,000          203,180               --                 --              3,750

----------------------

(1) Generally, performance bonuses for Messrs. Cumming and Steinberg for services rendered during a year are considered at the organizational meeting of the Board of Directors for the following year (which is generally held during the second fiscal quarter). However, in response to federal tax laws affecting the tax consequences associated with certain executive compensation in excess of $1,000,000 per year, portions of the performance bonuses for Messrs. Cumming and Steinberg for services rendered in 1995 and 1997 were determined and paid in 1995 and 1997, respectively, as described in footnote (2) below.

(2) To permit the Company to fully utilize the maximum deduction available for compensation paid to Messrs. Cumming and Steinberg in 1997, the Board of Directors accelerated into 1997 the payment of a portion of the 1997 performance bonus for each of Messrs. Cumming and Steinberg necessary to bring up to $1,000,000 the total compensation paid (for tax purposes) to each of them in 1997. The Employee Benefits Committee of the Board of Directors intends to consider the payment of an additional 1997 performance bonus to each of Messrs. Cumming and Steinberg at the Board of Directors meeting to be held following the 1998 Annual Meeting. See "Report of the Compensation Committee of the Board of

     Directors--Compensation of Messrs. Cumming and Steinberg." Also includes annual year-end bonus (based on a percentage of salary) paid to all employees.

(3) Represents annual year-end bonus (based on a percentage of salary) paid to all employees. The Board of Directors determined not to award any additional bonus for services rendered in 1996.

(4) Includes $494,853 and $427,320 (net of withholding taxes already paid by Messrs. Cumming and Steinberg) for each of Messrs. Cumming and Steinberg, respectively, out of the $2,500,000 placed in escrow in 1992 for the benefit of each of Messrs. Cumming and Steinberg (the "1992 Escrows") by Leucadia, Inc., a wholly owned subsidiary of the Company ("LI"), pursuant to agreements dated as of December 28, 1992 between LI and each of Messrs. Cumming and Steinberg (the "1992 Escrow Agreements"). These amounts were paid in May 1996 to fund a portion of the 1995 performance bonuses, net of withholding taxes already paid by Messrs. Cumming and Steinberg.

     The funds in the 1992 Escrows vested at the rate of 20% for each full calendar year after December 31, 1992 during which Messrs. Cumming and Steinberg, respectively, continued to be employed by the Company or any of its subsidiaries. The vesting and payment schedule was also subject to acceleration at the sole discretion of the Board of Directors, excluding Messrs. Cumming and Steinberg, upon recommendation of the Employee Benefits Committee. The amounts in the escrow accounts were invested at the direction of the Company, which was entitled to receipt of the investment income. The funds paid out of the 1992 Escrows reflected in this table were paid out of vested amounts.

     As of December 31, 1997, Messrs. Cumming and Steinberg each had fully vested with respect to the 1992 Escrows. Pursuant to the terms of the 1992 Escrow Agreements, on January 2, 1998, Messrs. Cumming and Steinberg were paid $631,157 and $629,672, respectively, out of the 1992 Escrows, which amounts constituted the remaining funds in the Escrows, and the 1992 Escrows were terminated.

     As required under the agreements, Messrs. Cumming and Steinberg timely filed a tax election resulting in their 1992 recognition for tax purposes of the full $2,500,000 placed in escrow. As a result, for tax purposes Messrs. Cumming and Steinberg reported income equal to the amount of the escrowed funds, and the Company deducted that amount for 1992. As permitted under the agreements, Messrs. Cumming and Steinberg directed that the Company's tax withholding obligation be paid with funds from the escrow accounts, leaving a reduced amount available for actual distribution to Messrs. Cumming and Steinberg from the escrow accounts as bonus compensation.

     The funds placed in escrow will be reported in the table in the appropriate columns either for those years in which amounts were released from the escrow accounts, or, if used to fund a bonus payment, for the year for which a bonus is earned, regardless of the year in which the bonus is paid.

(5) Includes non-cash compensation valued in accordance with the disclosure rules of the Securities and Exchange Commission, as follows: personal use of corporate aircraft (Mr. Cumming: $308,246, $251,754 and $165,645 in 1997, 1996 and 1995, respectively, and Mr. Steinberg: $343,473, $293,682 and $248,971 in 1997, 1996 and 1995, respectively) and an automobile transferred by the Company to Mr. Mara ($43,650). The value of such other compensation for federal tax purposes may differ.

(6) Included in this amount is the annual premium on a term life insurance policy paid by the Company for the benefit of such person ($4,510 for Mr. Cumming and $2,459 for Mr. Steinberg), directors' fees from affiliates of the Company ($52,856 for Mr. Cumming, $50,149 for Mr. Steinberg, $31,363 for Mr. Mara and $3,000 for Mr. Orlando) and a contribution of $4,000 made by the Company to a defined contribution 401(k) plan on behalf of the named person.

(7) Consists of a contribution by the Company to a defined contribution 401(k) plan.

                     AGGREGATE OPTION EXERCISES IN 1997 AND
                       OPTION VALUES AT DECEMBER 31, 1997

      The following table provides information as to options exercised by each of the named executives in 1997 and the value of options held by such executives at year end measured in terms of the last reported sale price for the Common Shares on December 31, 1997 ($34.50, as reported on the New York Stock Exchange Composite Tape).

                                                                   Number of              Value of Unexercised
                                                                   Unexercised            In-the-Money Options
                                                                   Options                at December 31, 1997
                                                                   at December 31, 1997   --------------------
                                                                   --------------------
                           Number of Shares
                           Underlying Options                      Exercisable/           Exercisable/
Name                       Exercised             Value Realized    Unexercisable          Unexercisable
----                       ---------             --------------    -------------          -------------
Ian M. Cumming                   --                    --               0/0                    $0/$0

Joseph S. Steinberg              --                    --               0/0                    $0/$0

Thomas E. Mara               10,000                 $266,250       21,000/24,000         $264,375/$213,750

Joseph A. Orlando             2,000                  $11,875       10,000/18,000         $115,875/$154,125

Paul J. Borden                   --                    --           6,300/7,200           $79,312/$64,125


                                RETIREMENT PLAN

      The Company and certain of its affiliated companies maintain a retirement plan, as amended December 31, 1995 (the "Retirement Plan"), for certain of its employees and employees of these affiliated companies. The Retirement Plan is intended to qualify under the provisions of Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). Benefits under the Retirement Plan are provided by an insurance company separate account which receives and invests company contributions. Participants are not required to make any contributions under the Retirement Plan.

      An employee is eligible for participation in the Retirement Plan after he is at least age 21 and has completed one year of service.

      For a participant employed by the Company retiring at normal retirement (age 65 with at least five years of service), the Retirement Plan provides a retirement benefit payable for life, equal to 1.25% of his final average pay up to the Covered Compensation level plus 1.75% of his final average pay in excess of the Covered Compensation level (subject to the limitations of Section 415 of the Code), times his years of credited service. The Covered Compensation level is the average of the maximum Social Security taxable wage base in the 35 years preceding retirement or termination. Final average pay is the average of the five highest consecutive years of compensation in the last ten years before retirement or termination. Years of credited service include all calendar years during which an employee has at least 1,000 hours of service while employed by the Company or an affiliate participating in the plan, but not before January 1, 1989.

      The Retirement Plan contains provisions for optional forms of payment and provides that the normal form of benefit in the case of a married participant is a benefit actuarially equivalent to an annuity for the life of the participant payable in the form of a 50% joint and survivor annuity for the participant and his spouse.

      A participant employed by the Company becomes 100% vested in his accrued benefit under the Retirement Plan after he has five years of service. If he terminates employment with less than five years of service, he will forfeit any benefits under the Retirement Plan.

      A participant employed by the Company with 10 or more years of service, who is age 55 or over, but less than age 65, and who has retired from the Company or a participating affiliate, may elect to receive an early retirement benefit. A participant with less than 10 years of service or who is under age 55, who has terminated employment with the Company or a participating affiliate, may elect to receive an early deferred vested benefit. The amount of such benefits are actuarially reduced to reflect payment before age 65.

      The projected annual retirement benefits under the Retirement Plan of the executive officers named in the Summary Compensation Table, expressed in the form of a straight-life annuity with no reduction for early commencement, and assuming continuous employment until age 65, are estimated as follows:

                  Ian M. Cumming.............$20,186*
                  Joseph S. Steinberg........ 24,963*
                  Thomas E. Mara............. 13,943*
                  Joseph A. Orlando.......... 79,497*
                  Paul J. Borden............. 63,296*

--------------------

* The benefits shown take into account limitations contained in Section 415 of the Code, and other limits on plan benefits that exist because of distributions received from a prior plan terminated as of December 31, 1988.


                             EMPLOYMENT AGREEMENTS

      The Company has employment agreements with Messrs. Cumming and Steinberg that provide for Mr. Cumming's employment as Chairman of the Board and Chief Executive Officer of the Company and for Mr. Steinberg's employment as President and Chief Operating Officer of the Company through June 30, 2003 at annual salaries of $500,000 (subject to cost-of-living adjustments), plus such additional compensation as may be voted by the Board of Directors of the Company. Messrs. Cumming and Steinberg are entitled to participate in all incentive plans of the Company and other subsidiary and affiliated companies, and the Company has agreed to carry at its expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to such beneficiaries as each of Messrs. Cumming and Steinberg shall designate. Under the agreements, if there is a change in control of the Company and if either the employment of Messrs. Cumming or Steinberg is terminated by the Company without cause or Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences (such as the appointment or election of another person to his offices, the occurrence of the aggregate compensation and other benefits to be received by him for any twelve full calendar months falling below 115% of that received by him during the comparable preceding period, or a change in the location of his principal place of employment), Messrs. Cumming or Steinberg will be entitled to receive a severance allowance equal to the remainder of the aggregate annual salary (as adjusted for increases in the cost of living) that he would have received under his employment agreement. In addition, the Company or its successors will continue to carry through the scheduled termination of the employment agreements the life insurance payable to the beneficiaries of Messrs. Cumming and Steinberg.

      In addition, $4,000,000 was placed in escrow in 1993 (the "1993 Escrows") by the Company for the benefit of each of Ian M. Cumming and Joseph S. Steinberg pursuant to agreements dated as of December 28, 1993 between the Company and each of Messrs. Cumming and Steinberg (the "1993 Escrow Agreements"). The 1993 Escrow Agreements are identical to those described in footnote (4) to the Summary Compensation

Table above, except (i) such funds vest at the rate of 20% for each full calendar year after December 31, 1997, during which Messrs. Cumming and Steinberg continue to be employed by the Company or any of its subsidiaries,
(ii) in the event of the death or disability of Mr. Cumming or Mr. Steinberg, the funds would be 50% vested and (iii) amounts vested are to be paid to Messrs. Cumming and Steinberg on January 1, 2003, unless payment is accelerated by the Board. Each of Messrs. Cumming and Steinberg is entitled to be 100% vested upon
(i) termination without cause, (ii) the merger of the Company with another corporation which results in a change of control of the Company, the sale of all or substantially all of the Company's assets or the acquisition by a person or group of persons of more than 50% of the Common Shares, or (iii) the Company becoming subject to bankruptcy, insolvency or similar proceedings. Each of Messrs. Cumming and Steinberg is entitled to be 50% vested upon death or disability. The vesting and payment schedule is also subject to acceleration at the sole discretion of the Board of Directors, excluding Messrs. Cumming and Steinberg, upon recommendation of the Employee Benefits Committee. Pursuant to the terms of the 1993 Escrow Agreements, amounts vested are to be paid to Messrs. Cumming and Steinberg on January 1, 2003, unless payment is accelerated by the Board. Any amount unvested will be returned to the Company. The amounts in the escrow accounts are invested at the direction of the Company, which is entitled to receipt of the investment income.

      As required under the agreements, Messrs. Cumming and Steinberg timely filed a tax election resulting in their 1993 recognition for tax purposes of the full $4,000,000 placed in escrow. As a result, for tax purposes Messrs. Cumming and Steinberg reported income equal to the amount of the escrowed funds, and the Company deducted that amount for 1993. As permitted under the agreements, Messrs. Cumming and Steinberg directed that the Company's tax withholding obligation be paid with funds from the escrow accounts, leaving a reduced amount available for actual distribution to Messrs. Cumming and Steinberg from the escrow accounts as bonus compensation. The application of the escrow funds toward satisfaction of the Company's withholding obligation had no affect on the vesting schedule; accordingly, in the event either Mr. Cumming or Mr. Steinberg does not ultimately become fully vested in the respective amount placed in escrow, to the extent the funds remaining in escrow are less than the unvested portion for such person, Mr. Cumming and/or Mr. Steinberg, as the case may be, will be obligated to repay such deficiency to the Company.

      The funds placed in escrow will be reported in the Summary Compensation Table above in the appropriate columns either for those years in which amounts are released from the escrow accounts, or, if used to fund a bonus payment, for the year for which the bonus is earned, regardless of the year in which the bonus is paid.

      For information concerning certain other compensation placed in escrow for the benefit of Messrs. Cumming and Steinberg, see footnote (4) to the Summary Compensation Table above.


                           COMPENSATION OF DIRECTORS

      Directors who are also employees of the Company receive no remuneration for services as a member of the Board or any committee of the Board. In 1997, each director who was not an employee of the Company received a retainer of $18,000 plus $500 for each meeting of the Board and $300 for each meeting of a committee of the Board ($400 if a committee chairman) that he attended. In addition, under the terms of the 1992 Stock Option Plan, each non-employee director is automatically granted options to purchase 1,000 Common Shares on the date on which the annual meeting of the Company's shareholders is held each year. The purchase price of the Common Shares covered by such options is the fair market value of such Common Shares on the date of grant. These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 1,000 Common Shares at an exercise price of $35.625 per Common Share were awarded to each of Messrs. Paul M. Dougan, Lawrence D. Glaubinger, James E. Jordan and Jesse Clyde Nichols, III on November 3, 1997.

      For additional information, see "Certain Relationship and Related Transactions" and "Compensation Committee Interlocks and Insider Participation" below.


                                INDEMNIFICATION

      Pursuant to contracts of insurance dated December 4, 1997 with National Union Fire Insurance Company of Pittsburgh, Pennsylvania, 70 Pine Street, New York, New York 10270, and Reliance Insurance Company, 77 Water Street, New York, New York 10005, the Company maintains a combined $20,000,000 indemnification insurance policy covering all directors and officers of the Company and its named subsidiaries. The annual premium for such insurance is $729,000. During 1997, no payments were received under the Company's indemnification insurance.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to an agreement dated as of August 1, 1988 and restated as of December 16, 1997, among the Company, Ian M. Cumming and Joseph S. Steinberg, upon the death of either Mr. Cumming or Mr. Steinberg, the Company has agreed to purchase from the respective estate up to 55% of his direct and/or indirect interest in the Company, subject to reduction in certain circumstances, not to exceed $50,000,000 in value. The agreement provides that Mr. Cumming's and Mr. Steinberg's interests in the Company will be valued at the higher of the average closing price of the Common Shares on the New York Stock Exchange for the 40 trading days preceding the date of death or the net book value of the Common Shares at the end of the fiscal quarter preceding the date of death. The Company has agreed to fund the purchase of Common Shares pursuant to this Agreement by purchasing and maintaining insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $50,000,000 per individual. This agreement, originally scheduled to expire in December 1997, was extended to June 2003 (subject to earlier termination in certain circumstances). The Company has purchased the life insurance contemplated by this agreement, the premiums for which aggregated approximately $336,000 in 1997. These amounts are not included in the Summary Compensation Table appearing elsewhere in this Proxy Statement.

      For information concerning certain compensation placed in escrow for the benefit of Messrs. Cumming and Steinberg, see footnote (4) to the Summary Compensation Table and "Employment Agreements" above.

      For additional information, see "Compensation Committee Interlocks and Insider Participation," below.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

                  COMPENSATION POLICIES FOR EXECUTIVE OFFICERS
              (OTHER THAN IAN M. CUMMING AND JOSEPH S. STEINBERG)

      The Employee Benefits Committee of the Board of Directors (the "Committee"), consisting of Mr. Nichols (Chairman), Mr. Dougan and Mr. Jordan, each of whom is a non-employee director, recommends to the Board of Directors the compensation of Messrs. Cumming and Steinberg, Chairman of the Board and President of the Company, respectively. Prior to April 1997, the Committee also awarded stock options to Company employees upon the recommendation of Messrs. Cumming and Steinberg. Effective upon its formation in April 1997, the Option Committee of the Board of Directors now awards stock options upon the recommendation of Messrs. Cumming and Steinberg. Salary and bonus compensation of executive officers of the Company are determined by Messrs. Cumming and Steinberg under authority of the Board of Directors.

      The Company's compensation package for executive officers consists of four basic elements: (1) base salary; (2) annual bonus compensation; (3) long-term incentives in the form of stock options granted pursuant to the Company's 1992 Stock Option Plan; and (4) retirement benefits pursuant to the Company's Retirement Plan. Other elements of compensation include a defined contribution 401(k) plan and medical and life insurance benefits available to employees generally.

      Each element of compensation has a different purpose. Salary and bonus payments are designed mainly to reward current and past performance. Stock options are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders' interests because the value of the awards will increase or decrease based upon the future price of the Common Shares. Retirement benefits generally are designed to reward prior service.

      Base compensation of executive officers is determined by Messrs. Cumming and Steinberg consistent with the executive's office and level of responsibility, with annual salary increases, which generally amount to a small percentage of the executive's prior base salary, primarily reflecting cost of living increases. However, where appropriate to reflect an executive's increase in office and/or responsibility, annual salary increases may be significant.

      The Company's executive compensation policy emphasizes performance based compensation. Accordingly, a large percentage of annual compensation consists of bonus compensation. This ensures that compensation paid to an executive reflects the individual's specific contributions to the success of the Company, as well as the level and degree of complexity involved in his contributions to the Company (which historically often have involved restructuring newly acquired enterprises, the success of which may not be evident for several years). Bonus compensation is determined on the basis of Messrs. Cumming's and Steinberg's subjective assessment of an executive's performance, the Company's performance and each individual's contribution thereto. Bonus compensation is not based on any specific formula.

      The Company, by means of the 1992 Stock Option Plan, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions. From time to time, stock options may be awarded which, under the terms of the 1992 Stock Option Plan, permit the executive officer or other employee to purchase Common Shares at not less than the fair market value of the Common Shares on the date of grant. The extent to which the employee realizes any gain is, therefore, directly related to
--------
* The disclosure contained in this section of this Proxy Statement is not incorporated by reference into any filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporate filings or portions thereof (including this Proxy Statement or the "Executive Compensation" section of this Proxy Statement) without specific reference to the incorporation of this section of this Proxy Statement.

increases in the price of the Common Shares and hence, shareholder value, during the period of the option. Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing one year after the date of grant. As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive's performance and the Company's performance.

      Under the provisions of Section 162(m) of the Code, the Company would not be able to deduct compensation to its executive officers whose compensation is required to be disclosed in the Company's proxy statement for such year in excess of $1 million per year unless such compensation was within the definition of "performance-based compensation" or meets certain other criteria. To qualify as "performance-based compensation," in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria. The Committee believes that ordinarily it is in the best interest of the Company to retain maximum flexibility in its compensation programs to enable it to appropriately reward, retain and attract the executive talent necessary to the Company's success. To the extent such goals can be met with compensation that is designed to be deductible under
Section 162(m), such as the 1992 Stock Option Plan and the Senior Executive Annual Incentive Bonus Plan (described below), such compensation plans will be used. However, the Committee recognizes that, in appropriate circumstances, compensation that is not deductible under Section 162(m) may be paid in the future in the Committee's discretion.

      The Company believes that the executive compensation program has enabled it to attract, motivate and retain senior management by providing a competitive total compensation opportunity based on performance. Base salaries, combined with annual variable performance based bonus awards that reflect the individual's level of responsibility, performance and contribution to the Company are important elements of the Company's cash compensation philosophy. Together with the Company's executive stock ownership, the Company's total executive compensation program not only aligns the interest of executive officers and shareholders, but also permits the Company to attract talented senior management. Messrs. Cumming and Steinberg and the Board believe the program strikes an appropriate balance between short- and long-term performance objectives.

COMPENSATION OF MESSRS. CUMMING AND STEINBERG

      The base compensation of Messrs. Ian M. Cumming and Joseph S. Steinberg, Chairman of the Board and President of the Company, respectively, is set pursuant to employment agreements between the Company and each of Messrs. Cumming and Steinberg entered into as of December 28, 1993, that cover the period from July 1, 1994 through June 30, 2003. See "Employment Agreements." The base salaries of Messrs. Cumming and Steinberg provided for in the current employment agreements were determined by the Committee, which presented its recommendation to the entire Board of Directors (with Messrs. Cumming and Steinberg abstaining) and represents an increase over their prior base salaries, primarily reflecting cost-of-living increases. The Committee reviews other compensation for each of Messrs. Cumming and Steinberg and presents its recommendations thereon to the entire Board of Directors.

      During 1997, the Committee acted with respect to shareholder approved Senior Executive Incentive Annual Bonus Plan and acceleration of a portion of the 1997 performance bonus to Messrs. Cumming and Steinberg.

      Senior Executive Incentive Bonus Plan. In August 1997, the Committee met to consider the adoption of the Senior Executive Annual Incentive Bonus Plan (the "Incentive Bonus Plan"). The Committee noted that substantial performance bonuses are likely to be awarded to Messrs. Cumming and Steinberg for calendar year 1997 if the sales of the Company's Colonial Penn insurance operations were to be consummated. The Committee recognized that in such event it would be likely to recommend the use of funds from the 1992 Escrows and the 1993 Escrows to pay such bonuses, thereby significantly depleting or eliminating such Escrows. As a result, the Company would no longer have available to it funds to pay bonuses to Messrs.

Cumming and Steinberg that were not included in determining the Section 162(m) compensation limitation, thereby significantly reducing or eliminating the Company's ability to pay deductible bonuses in the future to Messrs. Cumming and Steinberg. To address this issue, and recognizing the likelihood that future annual compensation to each of Messrs. Cumming and Steinberg would exceed $1,000,000, the Committee determined that to the extent possible future performance bonuses for Messrs. Cumming and Steinberg should be paid under a plan designed to meet the requirements of Section 162(m). The Committee considered the terms of the Incentive Bonus Plan, which provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1.00% of the audited pre-tax earnings of the Company and its consolidated subsidiaries for each of the five fiscal years commencing 1998, subject to unlimited downward adjustments as determined by the Committee. In determining the formula for the maximum bonuses under the Incentive Bonus Plan, the Committee reviewed certain financial information, including information concerning the historical relationship between the Company's audited pre-tax income and annual bonuses paid to Messrs. Cumming and Steinberg since 1985. Such bonuses ranged from .81% to 1.32% of audited pre-tax income for such years. The Committee determined that the bonuses to each of Messrs. Cumming and Steinberg under the Incentive Bonus Plan of 1.00% of audited pre-tax income was not inconsistent with the relationship between prior years' performance bonuses awarded to Messrs. Cumming and Steinberg and the audited pre-tax income for such years. The Committee also noted the Incentive Bonus Plan was consistent with the Company's philosophy of maintaining flexibility in its compensation programs because the Incentive Bonus Plan permits the Committee to reduce the Incentive Bonus Plan bonus amounts, and leaves the Committee with discretion, where appropriate, to recommend bonuses outside the Incentive Bonus Plan. Based on the foregoing, and the Committee's belief that it is in the best interests of the Company to have a program that will permit it to deduct bonus compensation paid to executives of the Company, the Committee unanimously recommended to the Board of Directors that the Incentive Bonus Plan be adopted, subject to Shareholder approval. Thereafter, on August 8, 1997, based on the Committee's recommendation and the factors considered by the Committee, the Board of Directors adopted (with Messrs. Cumming and Steinberg not present) the Incentive Bonus Plan, subject to Shareholder approval. The Incentive Bonus Plan was approved by the Shareholders at the 1997 Annual Meeting. No awards will be made under the Incentive Bonus Plan until 1999 (reflecting the Company's performance in 1998).

      1997 Performance Bonus. Generally, performance bonuses for Messrs. Cumming and Steinberg for service rendered during a year are considered at the organizational meeting of the Board of Directors for the following year. However, to permit the Company to take full advantage of the maximum 1997 federal tax deduction available to the Company in respect of compensation to Messrs. Cumming and Steinberg, the Committee met in December 1997 to consider the acceleration and payment of a portion of the expected 1997 performance bonus for each of Messrs. Cumming and Steinberg.

      At its December 1997 meeting, the Committee was advised that without acceleration of any bonus payments into 1997, total compensation (including the tax value of perquisites) to be paid in 1997 to each of Messrs. Cumming and Steinberg would be approximately $767,000 and $712,000, respectively, thereby falling short of the $1,000,000 maximum amount deductible by the Company. The Committee determined that the performance bonus ultimately to be paid to each of Messrs. Cumming and Steinberg for 1997 would be at least $288,000 and that total 1997 compensatory payments (including bonuses) to each of Messrs. Cumming and Steinberg would likely be at least equal to $1,000,000. In view of the foregoing, the Committee determined that it would be prudent for the Company to accelerate into 1997 the payment and deductibility of up to approximately $288,000 of the 1997 bonus amounts for each of Messrs. Cumming and Steinberg. By doing so, the Company would be able to take full advantage of the maximum $1,000,000 per employee annual allowable deduction. If such amounts had not been accelerated, assuming amounts paid to Messrs. Cumming and Steinberg in 1998 and any subsequent year will exceed $1,000,000, the Company would have forfeited an opportunity to avail itself of the full $1,000,000 allowable deduction for 1997. The Committee determined not to recommend early vesting and payment of any funds in the 1992 Escrows or the 1993 Escrows, which were established to fund compensatory payments to Messrs. Cumming and Steinberg in excess of deductible amounts, because use of such funds would not provide the Company with any tax deductions (all of which were taken by the Company in the year in which such escrows were created). For additional information with respect to the 1992 Escrows and the 1993 Escrows referred to above, see footnote (4) to the Summary Compensation Table and "Employment Agreements" above.

      The Committee unanimously approved the payment to each of Messrs. Cumming and Steinberg of so much of the performance bonus to be paid for services rendered to the Company for 1997 as is necessary to bring up to $1,000,000 the total compensation (for tax purposes) paid to each of Messrs. Cumming and Steinberg in 1997 ($232,050 for Mr. Cumming and $288,510 for Mr. Steinberg) and recommended that the Board of Directors approve such action.

      Thereafter, based on the Committee's recommendation and the factors considered by the Committee, the Board of Directors unanimously, with Messrs. Cumming and Steinberg not voting, approved the recommended award of a portion of the 1997 performance bonuses to each of Messrs. Cumming and Steinberg.

      The Committee and the Board of Directors intend to consider the full 1997 performance bonus for each of Messrs. Cumming and Steinberg at the 1998 organizational meeting of the Board following the Meeting. In so doing, the Committee intends to consider amounts paid to Messrs. Cumming and Steinberg on January 2, 1998 from the 1992 Escrows upon termination of such Escrows ($631,157 for Mr. Cumming and $629,672 for Mr. Steinberg, in each case, net of withholding taxes already paid), as well as amounts held in the 1993 Escrow for each of Messrs. Cumming and Steinberg. Payments from these escrows are intended to be included as part of bonus compensation that is paid to Messrs. Cumming and Steinberg and are not intended as compensation in addition to salaries and bonuses. As provided in the Escrow Agreements, given the underlying objective of the arrangements, in deciding upon early vesting and payment, the Board and the Committee can consider tax law changes, if any, actually enacted and the costs and benefits to the Company of initiating and maintaining the arrangements and of accelerating payments and vesting thereunder.

      The Committee consists of Jesse Clyde Nichols, III, Chairman, Paul M. Dougan and James E. Jordan.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Committee consists of Jesse Clyde Nichols, III, Chairman, Paul M. Dougan and James E. Jordan.

      In January 1994, the Company acquired 50% of Symskaya Exploration, Inc. ("SEI"), a company engaged in the exploration and development of oil and gas in the Krasnoyarsk region of eastern Siberia. Equity Oil (of which Paul Dougan, a director of the Company, is President and Chief Executive Officer) owns the remaining 50% of SEI. In connection with such acquisition, the Company has agreed to match Equity Oil's contributions to SEI for SEI's projects through the initial five-year term of the agreement. In 1997, the Company contributed $447,000 to this investment.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers, directors and greater than 10% beneficial shareholders, the Company believes that during the year ended December 31, 1997, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that a Form 4 was not timely filed by each of Paul M. Dougan and Lawrence D. Glaubinger. Messrs. Dougan and Glaubinger subsequently filed Form 4's to report the transactions.

                    SHAREHOLDER RETURN PERFORMANCE GRAPH**

      Set forth below is a graph comparing the cumulative total shareholder return on Common Shares against cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Standard & Poor's Financial (Multi-Line Insurance Companies) Index (the "S&P Insurance Index") for the five-year period commencing December 31, 1992 (as required by the Securities and Exchange Commission). The data was furnished by Standard & Poor's Compustat Services, Inc.


COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF THE COMPANY, S&P 500 INDEX AND S&P INSURANCE INDEX

      The following graph assumes that $100 was invested on December 31, 1992 in each of the Common Shares, the S&P 500 Index and the S&P Insurance Index and that all dividends were reinvested.

                                                INDEXED RETURNS
                                                ---------------
                        Base                     Years Ending
                       Period
Company / Index        Dec 92    Dec 93    Dec 94    Dec 95    Dec 96    Dec 97
---------------        ------    ------    ------    ------    ------    ------
The Company             100      104.45    114.01    129.38    139.73    181.52
S&P Insurance Index     100      111.84    117.64    172.92    219.27    334.45
S&P 500 Index           100      110.08    111.53    153.45    188.68    251.63








--------

** The disclosure contained in this section of the Proxy Statement is not incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings or portions thereof (including this Proxy Statement or the "Executive Compensation" section of this Proxy Statement).

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors recommends that the Shareholders ratify the selection of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for 1998. The selection of Coopers & Lybrand L.L.P. was recommended to the Board of Directors by its Audit Committee. Coopers & Lybrand L.L.P. are currently independent auditors for the Company.

      The Board of Directors recommends a vote FOR this proposal.


                                 ANNUAL REPORT

      A copy of the Company's 1997 Annual Report to Shareholders is being furnished to Shareholders concurrently herewith.


                           PROPOSALS BY SHAREHOLDERS

      Proposals that Shareholders wish to include in the Company's Proxy Statement and form of proxy for presentation at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Secretary, no later than December 24, 1998.


                                       By Order of the Board of Directors


                                       Laura E. Ulbrandt
                                       Secretary

                                      PROXY

                          LEUCADIA NATIONAL CORPORATION


            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1998 AT 10:00 A.M.

            The undersigned shareholder of Leucadia National Corporation (the "Company") hereby appoints Ian M. Cumming, Joseph S. Steinberg and Laura E. Ulbrandt and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Leucadia National Corporation to be held at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York on May 19, 1998 at 10:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

            Receipt of the Notice of Annual Meeting of Shareholders dated April 24, 1998, the Proxy Statement furnished herewith, and a copy of the Annual Report to Shareholders for the year ended December 31, 1997 is hereby acknowledged.

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND PURSUANT TO ITEM 3.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)





NYFS04...:\30\76830\0146\1980\PXY3168K.560

ITEM 1.  Election of Directors.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                 THE NOMINEES LISTED BELOW.


FOR all nominees     WITHHOLD AUTHORITY      NOMINEES: IAN M. CUMMING, PAUL M.
listed on the        to vote for all         DOUGAN, LAWRENCE D. GLAUBINGER,
right (except as     nominees listed to      JAMES E. JORDAN, JESSE CLYDE
marked to the        the right.              NICHOLS, III AND JOSEPH S.
contrary hereon).                            STEINBERG. (Instructions: To
                                             withhold authority to vote for any
                                             individual nominee write that
      [ ]                    [ ]             nominee's name in the space
                                             provided below.)


                                             ----------------------------------



ITEM 2. Ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors of Leucadia for 1997.

 FOR     AGAINST         ABSTAIN

 [ ]      [ ]              [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH RATIFICATION.



ITEM 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the meeting or any adjournment thereof.



P

R                                               DATED: _____________, 1998

O
                                                      (SIGNATURE)
X

Y                                              (SIGNATURE IF HELD JOINTLY)

                                             THE SIGNATURE SHOULD AGREE WITH THE
                                             NAME ON YOUR STOCK CERTIFICATE. IF
                                             ACTING AS ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE, GUARDIAN,
                                             ETC., YOU SHOULD SO INDICATE WHEN
                                             SIGNING. IF THE SIGNER IS A
                                             CORPORATION, PLEASE SIGN THE FULL
                                             CORPORATE NAME BY DULY AUTHORIZED
                                             OFFICER. IF SHARES ARE HELD
                                             JOINTLY, EACH SHAREHOLDER SHOULD
                                             SIGN.










                                     2